Exhibit 21.1
KRATON CORPORATION
List of Significant Subsidiaries as of December 31, 2017 (1)

Jurisdiction of Organization
Kraton Polymers Nederland B.V.	Netherlands
K.P. Global Holdings C.V.	Netherlands Antilles
Kraton Polymer Holdings B.V.	Netherlands
KP International C.V.	Netherlands Antilles
Kraton Formosa Polymers Company	Republic of China
Kraton Polymers LLC	Delaware
Kraton Polymers U.S. LLC	Delaware
Kraton Polymers Japan Ltd.	Japan
Kraton Chemical, LLC	Delaware
Kraton Chemical B.V.	Netherlands
Kraton Chemical A.B.	Sweden
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(1)	Listing includes only doing business names and does not include trade names.